Exhibit 99.1

Norwegian Cruise Line Announces the
Pricing of its $680,000,000 Senior Notes Offering

MIAMI, Florida - November 5, 2014—Norwegian Cruise Line (NCL Corporation Ltd., “Norwegian” or the “Company”), a subsidiary of Norwegian Cruise Line Holdings Ltd. (NASDAQ: NCLH), announced today that it entered into an agreement to sell $680 million aggregate principal amount of 5.25% senior unsecured notes due November 2019 (the “Notes”) in a private offering (the “Offering”) that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes are to be issued at par.

The Company intends to use the net proceeds from the Offering to fund a portion of the purchase price and related fees and expenses for the previously announced acquisition of Prestige Cruises International, Inc. (“Prestige”) for $3.025 billion including assumption of debt. Norwegian intends to finance the remaining portion of the Prestige acquisition, as well as to refinance Prestige’s Oceania and Regent Credit Facilities and satisfy and discharge the indenture governing Prestige’s Regent Senior Secured Notes using $1.05 billion of borrowings under its New Term Loan A and New Term Loan B facilities (the “New Term Loans”), available cash and an additional share issuance. The Offering and the New Term Loans are expected to close concurrently with the Prestige acquisition.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, without limitation, statements concerning this proposed debt offering and any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside Norwegian's control that may cause Norwegian's business, strategy, or actual results to differ materially from the forward-looking statements. You should not place undue reliance on forward-looking statements as a prediction of actual results. For information about the risks and uncertainties associated with Norwegian's business, please refer to Norwegian's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Investor Relations Contact	Media Contact
Andrea DeMarco	AnneMarie Mathews
(305) 468-2463	(305) 436-4799
InvestorRelations@ncl.com	PublicRelations@ncl.com